Exhibit 1

Transactions in the Securities of the Issuer During the Past Sixty (60) Days

Nature of the Transaction	Securities Purchased/(Sold)	Price Per Security($)*	Price Range ($)	Date of Purchase/Sale

22NW FUND, LP

Sale of Common Stock	(4,813)	28.1749	28.1600 - 28.1750	11/11/2025
Sale of Common Stock	(2,749)	27.5187	27.1000 - 28.0200	11/11/2025
Sale of Common Stock	(3,368)	27.0643	27.0000 - 27.2400	11/12/2025
Sale of Common Stock	(1,600)	27.0019	27.0000 - 27.0300	11/13/2025
Sale of Common Stock	(2,247)	27.0000	-	11/14/2025
Sale of Common Stock	(400)	27.0000	-	11/17/2025
Sale of Common Stock	(3,412)	27.0288	27.0000 - 27.0500	11/21/2025
Sale of Common Stock	(27,003)	26.8357	26.8300 - 27.0000	11/24/2025
Sale of Common Stock	(1,725)	26.9375	26.9100 - 26.9900	11/25/2025
Sale of Common Stock	(1,307)	27.0855	27.0000 - 27.3650	11/28/2025
Sale of Common Stock	(101)	26.8168	26.8000 - 27.0000	12/01/2025
Sale of Common Stock	(9,765)	27.2773	26.9800 - 27.5200	12/08/2025
Sale of Common Stock	(4,800)	26.9251	26.7500 - 27.0800	12/09/2025
Sale of Common Stock	(11,248)	26.8335	26.7500 - 27.0150	12/10/2025
Sale of Common Stock	(34,025)	26.7941	26.7500 - 27.1500	12/11/2025
Sale of Common Stock	(13,512)	26.7855	26.7500 - 26.9800	12/12/2025

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* The price reported in column Price Per Security ($) is a weighted average price if a price range is indicated in column Price Range ($). These securities were sold in multiple transactions at prices between the corresponding price ranges in the applicable row. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of securities sold at each separate price.